EMERITUS DIRECTOR AGREEMENT

This Emeritus Director Agreement (this "Agreement") is entered into this 30th day of  June,  2011 (the “Effective Date”), by and between Roma Financial Corporation (the "Company"), with its primary place of business headquartered in Robbinsville, New Jersey, and Maurice T. Perilli (“Executive”).

WHEREAS, Executive is currently serving as the Chairman of the Board of Directors of the Company and Roma Bank (“Bank”) and an Executive Vice President and employee in accordance with an Employment Agreement by and among the Executive and the Company and the Bank dated July 1, 2010, as attached hereto as Attachment A and incorporated herein by reference (“Prior Agreement”); and

WHEREAS, the Executive has expressed an interest in retiring as a director, officer and employee of the Company and the Bank effective as of June 30, 2011 (“Retirement Date”); and

WHEREAS, the Company recognizes the specialized knowledge and expertise of Executive related to the business affairs of the Company and the Bank and the financial industry generally, and that upon the Executive’s retirement, the Board of Directors of the Company wishes to appoint the Executive to the position of Emeritus Director and to enter into a consulting relationship with Executive; and

WHEREAS, Executive and the Company desire to enter into the consulting relationship contemplated herein upon the terms and conditions hereinafter contained;

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement, and of the mutual benefits accruing to the Company, the Bank and Executive therefrom, the Company and Executive, intending to be legally bound, do hereby agree as follows:

1.           Business Relationship

The Executive has submitted his letter of retirement as a director, officer and employee of the Company and the Bank effective as of the Retirement Date, attached hereto as Attachment B. Effective as of the day immediately following the Retirement Date (the “Commencement Date”), the Board of Directors of the Company hereby appoints the Executive as an Emeritus Director for a period of one year thereafter (the “Term”).  During such Term, Executive hereby agrees to be retained by the Company as an Emeritus Director and serve the Company as an independent contractor, and not as an employee, with such duties and responsibilities as set forth in Section 2.

2.           Consulting Services

Executive agrees that during the Term of this Agreement he will serve the Board of Directors of the Company as an Emeritus Director, as follows:

A.
Executive will devote his best efforts, as an independent contractor, in the performance of his duties to serve as a consultant to the incoming Chairman of the Board of the Company, to the President and CEO of the Company and to the Board of Directors of the Company generally. The Executive, as an Emeritus Director shall not be a director, officer or employee of the Company or the Bank and shall not be subject to the direct control or supervision of the President of the Company or the Bank with respect to the time spent, research undertaken, or procedures followed in the performance of consulting services rendered hereunder.  During the Term of this Agreement, Executive agrees to consult with the Company, as requested by the Company’s President or its Chairman, on matters related to the business affairs and operations of the Company and its subsidiaries, including operational matters, retention of customer relationships, loan workout matters, strategic planning and product development, merger and acquisition analysis, and business development opportunities that may be available to the Company and its subsidiaries. An office and secretarial assistance will be made available during regular business hours to facilitate the performance of consulting services requested under the provisions of this section.

B.	Executive shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Section 2.A. above.

C.
The Executive acknowledges and agrees that he will comply with the provisions of Section 11 of the Prior Agreement [Non-Competition] during the Term of this Agreement (the “Continuing Restrictions”).  The Executive acknowledges and agrees that in the event of any breach or threatened breach of this Section 11 of the Prior Agreement, the Company’s remedies at law will be inadequate and, in any such event, the Company shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief in any court of competent jurisdiction.

D.
Executive shall be available to render services to the Company under this Agreement as requested by the President of the Company upon not less than five days written notice.   Executive shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury or during reasonable periods of personal leave.

E.	Executive shall not enter into agreements or make commitments on behalf of the Company without the prior written consent or approval of the Company’s President.

3.           Compensation

A.
The Company agrees to pay Executive for his services performed under this Agreement and for his commitments and agreements as contained herein, a monthly retainer of $17,666.67 (“Retainer”) for each month following the Commencement Date during the Term of this Agreement.  Such Retainer will be paid directly to Executive on the last business day of each month during the Term, not to exceed twelve (12) Retainer payments during any one year period and the aggregate sum of $212,000.   The parties agree that Executive shall not be entitled to participate in or receive benefits under any of the Company’s programs maintained for its employees with respect to services rendered under this Agreement.  During the Term of this Agreement, Executive acknowledges that he is not covered by any worker compensation or unemployment insurance policy or program maintained by the Company.  Executive acknowledges that all compensation paid in accordance with this Agreement will be reported to the Internal Revenue Service on IRS Form 1099, not on IRS Form W-2.  Any compensation received under this Agreement shall not impact any compensation being received or that may be received in the future related to the Executive’s prior service as an employee of the Company or the Bank.  Notwithstanding the foregoing, during the Term, the Company shall reimburse Executive, on a monthly basis, for the cost of continuation of health insurance coverage as provided under the Company’s health plans for full time chairmen and presidents who retire, not to exceed one reimbursement for each monthly period during the Term.

B.
The Company hereby agrees to reimburse Executive for all reasonable expenses incurred by Executive on behalf of, and with the consent of, the Company, provided that Executive shall furnish appropriate documentation of such expenses and receives prior approval of such expenses.

C.	During the Term of the Agreement, such previously awarded Stock Awards and Stock Options will continue to be earned in accordance with such applicable Award Agreements.

D.
Notwithstanding anything in the Prior Agreement to the contrary, except as detailed herein, the Executive acknowledges and agrees that he will not be paid any severance pay resulting from his retirement and termination as an officer and employee of Roma Financial Corporation, Roma Bank and Roma Financial Corporation, MHC.

4.           Other Conditions

Executive shall have no supervisory authority over any employee or officer of the Company, nor shall the Company be required in any manner to implement any plans or suggestions Executive may provide.

5.           Term Renewal and Termination

A.
Termination for Cause.  The Company may terminate this Agreement at any time for "Just Cause."  “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any stock options previously granted to Executive under any stock option plan of the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

B.
Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company or Executive at any time for any reason prior to the expiration of the Term upon furnishing not less than thirty (30) calendar days prior written notice to the other party; provided, however, that any such prior termination of the Agreement shall not impact the Continuing Restrictions or the Retainer payable hereunder during the Term.

C.
Disability or Death.  In the event of the Disability (as hereinafter defined) or death of Executive, this Agreement shall terminate without further action by the Company; provided that the Company shall nevertheless be obligated to pay the Executive (or his estate) for any periods of work performed prior to Disability or death and for all Retainer payments due through June 30, 2012 without regard to any prior termination of the Agreement.  For purposes of this Agreement, “Disability” means the total and permanent disability of the Executive within the meaning of the Social Security Act.

D.           The Term may be extended by the mutual agreement of the parties.

6.           Confidential Business

Executive, during the Term of this Agreement, will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by Executive from the Company while serving as a consultant, except that Executive may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.

The provisions of this Section 6 shall survive any expiration or termination of this Agreement.

7.           Independent Contractor

The parties hereto agree and acknowledge that the relationship between Company and Executive shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent.  Nothing in this Agreement, or its implementation, shall be construed to be to the contrary.

8.           Complete Agreement

This Agreement, and any attachments or exhibits appended hereto, including the Prior Agreement, shall represent the complete agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Executive and the Company.

9.           Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail, if to the Company to the President at the administrative offices of the Company, or if to Executive to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by notice.

10.           Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Executive, his heirs and permitted assigns and upon the Company, its successors and permitted assigns.

11.           Severability

Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein.  If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

12.           Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.  Notwithstanding anything herein to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC '1828(k) and any regulations promulgated thereunder.

13.           Section 409A Compliance.

A.
Notwithstanding anything herein to the contrary, the Company shall make reasonable efforts to administer this Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and notices promulgated thereunder, such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, the Company shall not have any responsibility to Executive or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under this Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise.

B.
If any provision of this Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

C.
"Termination of Service" as an Executive shall have the same meaning as "separation from service," as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               Roma Financial Corporation (“Company”)

                               By:_______________________________
                                     Name: Peter A. Inverso
                                     Title: President and CEO

                               By:_______________________________
                                     Maurice T. Perilli, Executive

                                 Address: